Exhibit 4.23

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*******”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT	1. CONTRACT ID CODE N/A	PAGE OF PAGES
		1	2
2. AMENDMENT/MODIFICATION NO.	3.	EFFECTIVE DATE	4.	REQUISITION/PURCHASE REQ. NO.	5.	PROJECT NO. (If applicable)
00005		See Block 16C.

6. ISSUED BY	CODE	7.	ADMINISTERED BY (If other than Item 6)	CODE

Centers for Disease Control and
Prevention (CDC)
Procurement and Grants Office (PGO)
Acquisition and Assistance Branch B
2920 Brandywine Road, Rm. 3734

Atlanta, GA 30341-5539

()
8	NAME AND ADDRESS OF CONTRACTOR (No., street, county, State and ZIP Code)		9A. AMENDMENT OF SOLICITATION NO.

Acambis, Inc.
	38 Sidney Street		9B. DATED (See Item 11)
Cambridge, MA 02139

10A. MODIFICATION OF CONTRACT/ORDER NO.

200-2002-00004

10B. DATED (See Item 13)

CODE 651	FACILITY CODE		11/28/2001

11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS

The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers is extended, is not extended.

Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods:

(a) By completing Items 8 and 15, and returning____copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or telegram which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEGMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified.

12. ACCOUNTING AND APPROPRIATION DATA (If required)
Appropriation: 75X0140 Allowance: 3-B2316 OCC: 2555 CAN: 3921-ATB1 Amt: $11,445,454.00 (Increase)

13. THIS ITEM APPLIES ONLY TO MODIFICATIONS OF CONTRACTS/ORDERS, IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.

A.	THIS CHANGE ORDER IS ISSUED PURSUANT TO: (Specify authority) THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT ORDER NO. IN ITEM 10A.

B.	THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying office, appropriation date, etc.) SET FORTH IN ITEM 14, PURSUANT TO THE AUTHORITY OF FAR 43.103(b).

C.	THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF:
Mutual Agreement of both parties

D.	OTHER (Specify type of modification and authority)

E. IMPORTANT: Contractor is not, is required to sign this document and return 2 copies to the issuing office.

14. DESCRIPTION OF AMENDMENT/MODIFICATION (Organized by UCF section headings, including solicitation/contract subject matter where feasible.)

The purpose of this modification is to incrementally fund Section B, paragraph B.1, and modify Section H, paragraph H.27, of the subject contract.

Also, by signing this modification, the Contractor agrees to allow the government to modify Delivery Order 00001 of the subject contract, on a one time basis after the date of this modification, to increase the number of doses ordered by 15-20 million additional doses of vaccine at the price of ******* per dose.

Page two is attached hereto and made a part of hereof.

Except as provided herein, all terms and conditions of the document referenced in Item 9A or 10A, as heretofore changed, remains unchanged and in full force and effect.

15A.	NAME AND TITLE OF SIGNGER (Type or Print)	16A.	NAME OF CONTRACTING OFFICER

********
	********	Lorenzo J. Falgiano

15B.	CONTRACTOR/OFFEROR	15C.	DATE SIGNED	16B.	UNITED STATES OF AMERICA	16C.	DATE SIGNED

		01/03/03		BY		JAN 03 2003

(Signature of person authorized to sign)					(Signature of Contracting Officer)

Contract No. 200-2002-00004 Modification No. 00005

1.	Section B, paragraph B.1, Consideration, is hereby deleted and the following substituted therefore:

B.1	352.232 CONSIDERATION, FIRM-FIXED PRICE, INCREMENTALLY FUNDED LINE ITEM

LINE ITEM	SUPPLIES/SERVICES	ESTIMATED QUANTITY	UNIT PRICE	EXTENDED PRICE
0001	Development	22 months	$5,722,727	$125,900,000
	Production and
	FDA Licensure of
	Smallpox Vaccine
(a)	It is determined that the total price to the Government for full performance of this line item will be $125,900,000.00.

(b)	Total funds currently available for payment and allotted to this line item are $80,118,178.00. For further provisions on funding, see Limitations of Funds Clause.

(c)	It is estimated that the amount currently allotted will cover 14 months of performance of line item 0001 through January 31, 2003.

(d)	The Contracting Officer may allot additional funds to the contract without the concurrence of the Contractor.

(e)	Monthly payments will be made upon submission of a properly executed invoice and submission of the Monthly Progress Report required per Section C.8 of the Statement of Work.

2.	Section H, paragraph H.27, Rights of the Contractor to Market Smallpox Vaccine, is hereby deleted and the following substituted therefore:

2

H.27	RIGHTS OF THE CONTRACTOR TO MARKET SMALLPOX VACCINE

The Contractor will hold exclusive commercial rights to the smallpox vaccine developed under this contract. The Contractor is not restricted in marketing this vaccine outside of the United States and its possessions provided that such marketing does not interfere with performance under this Contract. The Contractor is permitted to market the smallpox vaccine developed under this contract in the United States and its possessions provided that such marketing (1) is consistent with the recommendations for the smallpox vaccine of the CDC’s Advisory Committee on Immunization Practices (ACIP), and (2) does not interfere with performance under this contract.

The contract funded amount is hereby increased from $68,672,724.00 to $80,118,178.00, an increase of $11,445,454.00 and the period of performance remains unchanged by reason of this modification.